                                                                   EXHIBIT 99.1

                             (USA WASTE LETTERHEAD)

                          USA WASTE AND WESTERN WASTE
                       JOINTLY ANNOUNCE MERGER AGREEMENT

     Dallas, Texas (December 19, 1995) -- USA Waste Services, Inc. (NYSE -- "UW") and Western Waste Industries (NYSE -- "WW") today jointly announced that both Boards of Directors have approved the terms of a merger between the two solid waste organizations. The companies have entered into a definitive agreement of merger whereby the stockholders of Western Waste will receive 1.5 shares of USA Waste common stock for each Western Waste common share. Each company has received opinions from independent financial advisors to the effect that the share exchange ratio is fair from a financial point of view. The closing of the merger is subject to approval by both companies' stockholders and lenders, Hart-Scott-Rodino anti-trust clearance, opinions that the merger will qualify as a tax-free pooling of interest transaction, and other standard and customary closing requirements.

     USA Waste has received an irrevocable proxy from Kosti Shirvanian, Western Waste's Chairman, CEO and largest stockholder, to vote his shares in favor of the merger. These shares represent approximately 31% of Western Waste's shares outstanding. USA Waste currently owns approximately 4.5% of the Western Waste outstanding shares, with such shares scheduled to be canceled at the effective time of the merger.

USA Waste and Western Waste
Merger Announcement
December 19, 1995
Page 2


       USA Waste's stock price closed Monday at $18 7/8 per share. Based upon Western Waste's approximately 16 million shares and equivalents outstanding and existing indebtedness, the merger would be valued at about $525 million. The companies anticipate that the merger should close in the spring of 1996. John E. Drury, Chairman and CEO of USA Waste, will retain that position, and Kosti Shirvanian will become a Vice Chairman of the Board of USA Waste at the time of the merger.

       The combined companies have annualized revenues of over $800 million and total assets in excess of $1.0 billion. After the merger, USA Waste will be the third largest solid waste company in North America, and it will have 61 collection operations, 35 landfills, 24 transfer stations and 5 recycling operations, serving over one million customers in 23 states.

       Mr. Drury stated, "We are extremely pleased and enthusiastic about the combination of these two fine companies and believe this will provide significant benefits to both stockholder groups. We expect the merger to be additive to USA Waste's earnings per share because of cost savings and operational improvements expected to be realized by the combination. Savings should come from combining operations and reducing administrative and staffing costs. There is also potential to grow and expand in and around Western Waste's existing markets in California, Texas, Florida and in other states."

USA Waste and Western Waste
Merger Announcement
December 19, 1995
Page 3


     "We are excited about the opportunities this merger presents for our customers and our shareholders," Mr. Shirvanian said. "This company was started 40 years ago, and the Western Waste spirit will continue to live and prosper with this combination."

     USA Waste, based in Dallas, Texas, is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers in 21 states.

     Western Waste Industries is an integrated solid waste service company, providing collection, recycling, composting and disposal for commercial, industrial and residential customers. The company has operations in California, Texas, Florida, Arkansas, Louisiana and Colorado.


                                  ###